EXHIBIT 21.1

SUBSIDIARIES

As of July 29, 2022, the following were the Registrant's significant operating Subsidiaries:

Name:   Particle, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.

Name:   AI Mind, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.